Exhibit 99.1
CONTACTS:

Onstream Media:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden Communications
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Announces Recent Developments

POMPANO BEACH, FL – April 22, 2009 – Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced several recent corporate developments, including new financing, subsequent developments connected with the Company’s previous termination of the agreement to acquire Narrowstep, Inc.,  and an update with respect to NASDAQ compliance matters.

Financing

On April 20, 2009, the Company filed a Form 8-K with the SEC announcing the complete terms of its recent receipt of $750,000 loaned under an agreement which allows for total borrowings of up to $1.0 million. The loan is repayable in equal monthly installments commencing May 14, 2009 and extending over two years, which installments include principal (except for a $250,000 balloon payable at the end of the two year period, of which the balloon payment is also convertible into restricted ONSM common shares under certain circumstances) plus interest (at 12% per annum) on the remaining unpaid balance. The agreement also provides that the lender may receive an origination fee of 1,500,000 restricted ONSM common shares, with the value of those shares subject to a limited guaranty, but only in the event the Company borrows amounts in excess of the original $750,000, of no more than an additional payment of $75,000.

Mr. Randy Selman, Onstream’s President and CEO, stated “We were pleased to obtain this additional working capital, which among other things will allow us to make certain investments in infrastructure that will in turn reduce our ongoing operating expenses and facilitate the expected growth of our iEncode product. We bid this financing out to several potential lenders, and selected the most competitive response. We believe that the terms were reasonable, especially in light of the recent constriction of the business lending market in general and the fact that this particular debt is fully subordinated to our pre-existing accounts receivable financing as well as the collateral rights of our equipment financing.”

Narrowstep

On April 16, 2009 Narrowstep, Inc. (“Narrowstep”) issued a press release announcing that it is seeking damages from Onstream as a result of Onstream’s alleged actions in connection with the termination of the Merger Agreement with Narrowstep. This demand was made in the form of a letter issued by Narrowstep’s counsel, although to the best of Onstream’s knowledge, no formal lawsuit has been filed by Narrowstep. Mr. Selman stated “After reviewing the demand letter issued by Narrowstep’s counsel, it is clear that Narrowstep has no basis in fact or in law for any claim.”

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NASDAQ

Mr. Selman further stated, “We are pleased to announce that as a result of the most recent NASDAQ extension of its previous suspension of its enforcement of the minimum bid price listing requirement, Onstream will have until at least October 6, 2009 to regain compliance with this requirement.”

The Company received a letter from NASDAQ dated January 4, 2008 indicating that (i) the Company was not compliant with the NASDAQ minimum bid price listing requirements as a result of the bid price of ONSM common stock closing below $1.00 per share for the preceding thirty consecutive business days and (ii) the Company had 180 calendar days to regain compliance.  On July 3, 2008, the Company received a letter from NASDAQ granting it an additional 180 calendar days, or until December 30, 2008, to regain compliance with the Rule. On October 22, 2008, the Company received a letter from NASDAQ stating that NASDAQ had suspended enforcement of the minimum bid price listing requirement through January 19, 2009, which suspension on December 19, 2008 was extended to April 20, 2009 and most recently on March 24, 2009 was again extended to July 20, 2009. As a result, all companies presently in a bid price compliance period will remain at the same stage of the process they were when the NASDAQ announced the suspension and will not be subject to delisting for that concern, and accordingly the Company will have until at least October 6, 2009 to regain compliance with this requirement. The Company might be considered compliant with the Rule, subject to the NASDAQ staff’s discretion, if ONSM common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before the October 6, 2009 deadline.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, BT Conferencing, Dell, Disney, MGM, National Press Club, PR Newswire, Shareholder.com and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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